ASSET PURCHASE AGREEMENT
                         by and between

                           VARO INC.

                              and

                     VARO ACQUISITION CORP.



                 Dated as of September 13, 1996
                       TABLE OF CONTENTS

                                                             Page


     ARTICLE I            DEFINITIONS
     1.1  Certain Definitions                                   1

     ARTICLE II      ASSETS TO BE ACQUIRED

     2.1  Acquisition and Transfer of Assets                    8
     2.2  Excluded Assets                                      10
     2.3  Assumed Liabilities                                  11
     2.4  Excluded Liabilities                                 12
     2.5  Cancellation of Permits, Bonds and Guarantees        12

     ARTICLE III         PURCHASE PRICE
     3.1  Purchase Price and Payment                           13
     3.2  Purchase Price Adjustment                            13
     3.3  Interim Period Cash Adjustment.                      14
     3.4  Allocation of Purchase Price                         14

     ARTICLE IV           THE CLOSING
     4.1  Closing Date                                         14
     4.2  Proceedings at the Closing                           15
     4.3  Deliveries by the Seller to the Purchaser            15
     4.4  Deliveries by the Purchaser to the Seller            16

     ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE SELLER
     5.1  Organization and Good Standing                       17
     5.2  Corporate Authority; No Violation                    17
     5.3  Title to Assets Other than Leased Real Property and
          Intellectual Property                                18
     5.4  Title to Leased Real Property                        18
     5.5  Consents                                             18
     5.6  Permits                                              18
     5.7  Financial Statements                                 18
     5.8  Absence of Certain Developments                      19
     5.9  Material Contracts                                   19
     5.10 Intellectual Property                                19
     5.11 Taxes                                                19
     5.12 Employee Benefits                                    20
     5.13 Litigation; Compliance With Law                      20
     5.14 Receivables                                          21
     5.15 Inventory                                            21
     5.16 Assets Necessary to Conduct the Business             21
     5.17 Work in Process                                      21
     5.18 Environmental Matters                                21
     5.19 Brokers                                              22
     5.20 Insurance Coverage                                   22
     5.21 Labor Matters                                        23

     ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     6.1  Organization and Good Standing                       23
     6.2  Authority; No Violation                              23
     6.3  Consents                                             24
     6.4  Availability of Funds                                24
     6.5  Litigation                                           24
     6.6  Brokers                                              24

     ARTICLE VII    COVENANTS OF THE SELLER
     7.1  Cooperation                                          25
     7.2  Access to Documents; Opportunity to Ask Questions    25
     7.3  Conduct of Business                                  25
     7.4  Consents and Conditions                              26
     7.5  Confidentiality                                      27
     7.6  Non-Solicitation                                     27

     ARTICLE VIII  COVENANTS OF THE PURCHASER
     8.1  Cooperation                                          27
     8.2  Confidentiality                                      28
     8.3  Consents and Conditions                              28
     8.4  Permits, Bonds and Guarantees                        28
     8.5  Financing                                            28

     ARTICLE IX       ADDITIONAL COVENANTS
     9.1  Offer of Employment                                  28
     9.2  Employment and Other Agreements                      29
     9.3  Employee Benefit Plans and Benefit Arrangements      29
     9.4  Welfare Plans                                        29
     9.5  Credited Service                                     30
     9.6  Liabilities Excluded                                 30
     9.7  Assignment of Contract Payments                      30
     9.8  Grant of Security Interest                           31

     ARTICLE X            TAX MATTERS

     ARTICLE XI  CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS
     11.1 Representations, Warranties and Covenants            32
     11.2 No Prohibition                                       33
     11.3 Opinion of Seller's Counsel                          33
     11.4 Delivery of Documents                                33
     11.5 Consents                                             33
     11.6 Financing                                            33

     ARTICLE XII  CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS
     12.1 Representations, Warranties and Covenants            33
     12.2 Subcontract                                          34
     12.3 No Prohibition                                       34
     12.4 Opinion of the Purchaser's Counsel                   34
     12.5 Delivery of Documents                                34
     12.6 Consents                                             34

     ARTICLE XIII  ADDITIONAL POST-CLOSING COVENANTS
     13.1 Further Assurances                                   34
     13.2 Assignments; Novations                               35
     13.3 Provisions Relating to Certain Assets                37
     13.4 Use of Transferred Employees                         38
     13.5 AIM-9 Warranty.                                      39
     13.6 Provisions Relating to Certain Excluded Assets       39
     13.7 Public Announcements                                 39
     13.8 Joint Post-Closing Covenant of the Seller and the
          Purchaser                                            39
     13.9 Books and Records; Personnel                         40

     ARTICLE XIV  INDEMNIFICATION AND RELATED MATTERS
     14.1 Indemnification by the Seller                        41
     14.2 Indemnification by the Purchaser                     41
     14.3 Determination of Damages and Related Matters         42
     14.4 Limitation on Indemnification Liabilities            42
     14.5 Survival of Representations, Warranties and Covenants43
     14.6 Notice of Indemnification                            43
     14.7 Indemnification Procedure for Third Party Claims     43
     14.8 Consequential Damages                                44
     14.9 Exclusive Remedy                                     44

     ARTICLE XV           TERMINATION
     15.1 Termination                                          44
     15.2 Liabilities After Termination                        44

     ARTICLE XVI         MISCELLANEOUS
     16.1 Prorations                                           44
     16.2 Waiver of Compliance with Bulk Transfer Laws         45
     16.3 Entire Agreement                                     45
     16.4 Governing Law                                        45
     16.5 Expenses                                             45
     16.6 Table of Contents and Headings; Certain Construction
          Rules                                                45
     16.7 Notices                                              46
     16.8 Severability                                         47
     16.9 Binding Effect; No Assignment                        47
     16.10 Amendments                                          47
     16.11 Counterparts                                        47


                     SCHEDULES AND EXHIBITS


Schedule 2.1(d)     Real Property
Schedule 2.1(h)     Permits
Schedule 2.2(f)     Excluded Intellectual Property
Schedule 2.2(h)     Excluded Contracts
Schedule 2.2(p)     Other Excluded Assets
Schedule 2.4(d)     Excluded Liabilities
Schedule 5.1        States Where Seller is Qualified
Schedule 5.2        Corporate Authority; No Violation
Schedule 5.3(a)(iii) Third Party Assets
Schedule 5.3(a)(iv) Encumbrances to be Extinguished at Closing
Schedule 5.3(b)     Seller Maintenance Assets
Schedule 5.5        Required Consents
Schedule 5.6        Permits
Schedule 5.7        Financial Statements
Schedule 5.8        Certain Business Developments
Schedule 5.9        Material Contracts
Schedule 5.10       Certain Intellectual Property
Schedule 5.11(c)    Tax Disputes
Schedule 5.11(d)    Agreements Regarding Tax Liability
Schedule 5.12(a)    Employee Benefit Plans
Schedule 5.12(b)    Employment and Severance Contracts
Schedule 5.12(c)    Identities, Positions of Employees
Schedule 5.13       Litigation
Schedule 5.16       Assets Necessary to Conduct Business
Schedule 5.18       Environmental Matters
Schedule 5.20       Insurance Policies
Schedule 12.2       Subcontracted Contracts

Exhibit A           Initial Balance Sheet
Exhibit B           Form of Bill of Sale and Assignment
Exhibit C           Form of Undertaking and Assumption
Exhibit D           Form of Opinion of Seller's Counsel
Exhibit E           Form of Opinion of Purchaser's Counsel

                    ASSET PURCHASE AGREEMENT


          THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of September 13, 1996, is by and between Varo Inc., a Texas corporation (the "Seller"), and Varo Acquisition Corp., a
Delaware corporation (the "Purchaser").


                            RECITALS


          WHEREAS, the Seller, principally through its Electronic
Systems Division, is engaged in the business of manufacturing and selling guided missile launcher systems and electric power conversion systems for military and commercial applications (the
"Business"); and

          WHEREAS, the Purchaser desires to purchase, and the Seller desires to sell, substantially all of the assets and properties of the Seller employed exclusively in the Business and, as part of such purchase and sale, the Seller desires to assign, and the Purchaser desires to assume, all of the obligations and liabilities of the Business subject, in each case, to the exceptions, terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, and upon the terms and subject to the conditions hereinafter set forth, the Seller and the Purchaser hereby agree as follows:


                           ARTICLE I

                          DEFINITIONS

          1.1 Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Accounts Receivable" shall have the meaning set forth in Section 2.1(c) hereof.

          "Affiliate" shall mean, with respect to any specified
Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

          "Agreement" shall have the meaning set forth in the preamble hereto.

          "AIM-9 Claim" shall mean the constructive change and partial termination for convenience claim filed by the Seller pursuant to the AIM-9 Contract and currently pending against the United States Department of the Air Force before the Armed
Services Board of Contract Appeals under the appeals docketed under numbers 47945 and 47946 and any claim for compensation for warranty work performed prior to the Closing Date.

          "AIM-9 Contract" shall mean the AIM-9 launcher contract number F09603-86-C-2278.

          "AIM-9 Warranty Costs" shall mean all allocable costs (except for general and administrative expenses) incurred by the Purchaser in performing all warranty work as required by the United States government under the AIM-9 Contract which is not compensable under the AIM-9
Contract.

          "Arbitrator" shall have the meaning set forth in
Section 3.2(c) hereof.

          "Assumed Liabilities" shall have the meaning set forth in Section 2.3 hereof.

          "Benefit Arrangement" shall have the meaning set forth in Section 5.11(b) hereof.

          "Business" shall have the meaning set forth in the recitals hereof.

          "Bylaws" shall mean, with respect to any corporation, the bylaws of such corporation, as in effect on the date hereof.

          "Cash Transactions" shall mean receipts or disbursements of cash or cash equivalents in the ordinary course of business.

          "Charter" shall mean, with respect to any corporation, the certificate or articles of incorporation (or similar governing document) of such corporation, as in effect on the date hereof.

          "Citicorp" shall have the meaning set forth in Section
9.7(a) hereof.

          "Closing" shall mean the consummation of the transactions contemplated hereby.

          "Closing Balance Sheet" shall have the meaning set forth in Section 3.2(a) hereof.

          "Closing Date" shall mean the date on which the Closing occurs.

          "Closing Net Book Value" shall have the meaning set forth in Section 3.2(b) hereof.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Confidentiality Agreement" shall have the meaning set forth in Section 7.2 hereof.

          "Contract" shall mean any contract (including, without limitation, any Government Contract), agreement, indenture, note, bond, loan, instrument, lease, sublease, conditional sale contract, mortgage, license, sublicense, franchise, insurance policy, commitment or other binding arrangement or agreement, whether written or oral.

          "CS First Boston" shall mean CS First Boston
Corporation.

          "Damages" shall mean all claims, losses, damages, costs, expenses and liabilities (including reasonable attorneys' fees incident to any of the foregoing).

          "Employee Benefit Plan" shall have the meaning set forth in Section 5.12(a) hereof.

          "Employees" shall mean all Persons employed in the Business on the day immediately prior to the Closing Date, excluding any Persons on permanent leave of absence from the Business.

          "Environmental Claim" shall mean any investigation, notice of violation, action, suit, injunction, judgment, order, decree, fine, lien, proceeding, or claim (whether administrative, judicial or private in nature) arising: (A) in connection with, an actual or alleged violation of any Environmental Law; (B) in connection with any Hazardous Material; (C) from any abatement, removal, remedial, corrective, or other response action in connection with any Hazardous Material, Environmental Law, or other order or directive of any federal, state or local Governmental Authority; or (D) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment.

          "Environmental Law" shall mean any federal, state, local or foreign statute, rule or regulation governing, regulating or relating to emissions into the air, water or land of hazardous or solid wastes or Hazardous Material, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, as amended, 33 U.S.C. 1251 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. 7401 et seq.; and common law.

          "Environmental Liability" shall mean any Liability attributable to the Seller or any Affiliate relating to the Business or the Purchased Assets or the Leased Real Property that arises under or is based upon any Environmental Law.

          "Equipment" shall have the meaning set forth in
Section 2.1(a) hereof.

          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

          "Excluded Assets" shall have the meaning set forth in
Section 2.2 hereof.

          "Export Control Laws" shall mean all Laws, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretations thereof, relating to the export or reexport of commodities and technologies. Export Control Laws include, without limitation, the Export Administration Act of 1979 (24 U.S.C. Sections 2401-2420); the International Emergency Economic Powers Act (50 U.S.C. Sections 1701-1706); the Trading with the Enemy Act (50 U.S.C. Sections 1 et seq.); the Arms Export Control Act (22 U.S.C. Sections 2278, 2279); and the International Boycott Provisions of Section 999 of the Code.

          "Facility" shall have the meaning set forth in
Section 9.1(c) hereof.

          "Final Purchase Price Adjustment" shall have the meaning set forth in Section 3.2(c) hereof.

          "Financial Statements" shall have the meaning set forth in Section 5.7 hereof.

          "Governmental Approval" shall mean any permit, license, variance, certificate, consent, letter, clearance, closure, exemption, authorization, decision or action or approval of any federal, state or local Governmental Authority with jurisdiction over any Environmental Law.

          "Governmental Authority" shall mean any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States or any foreign or domestic state, province, commonwealth, nation, territory, possession, country, parish, town, township, village or municipality.

          "Government Contract" shall mean any Contract with respect to the Business between the Seller and (i) any United States Governmental Authority, (ii) any prime contractor of any United States Governmental Authority, or (iii) any subcontractor with respect to any Contract described in clause (i) or (ii).

          "Hazardous Material" shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant, or material which is hazardous or toxic, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof), and any hazardous or toxic waste, material, or substance regulated as such under any Environmental Law.

          "Imo" shall mean Imo Industries Inc., a Delaware corporation and the owner of all of the outstanding shares of capital stock of the Seller.

          "Indemnitee" shall have the meaning set forth in
Section 14.6 hereof.

          "Indemnitor" shall have the meaning set forth in
          Section 14.6 hereof.

          "Initial Balance Sheet" shall mean the balance sheet of the Business at March 31, 1996, attached as part of Exhibit A hereto.

          "Intellectual Property" shall mean all United States and foreign (i) patents and patent applications (including reissues, divisions, continuations-in-part and extensions thereof), invention disclosures, inventions and improvements thereto, (ii) trademarks, trade names, service marks, trade dress and logos and registrations and applications for registration thereof, (iii) copyrights and registrations thereof, (iv) research, developments, processes, trade secrets, know-how, formulae, compositions, designs, parts routings and manufacturing, engineering and other technical information, (v) computer software, data and documentation (in whatever form or medium including electronic media), (vi) mask work and other semiconductor chip rights and registrations thereof and (vii) licenses of any of the foregoing and all rights to sue for, and remedies against, past, present and future infringements thereof, and rights of priority and protection of interests therein under the Laws of any jurisdiction.

          "Interest" shall have the meaning set forth in
Section 7.4 hereof.

          "Interim Period" shall have the meaning set forth in
Section 3.3 hereof.

          "Law" shall mean any federal, state, local or foreign law (including common law), treaty, statute, code, ordinance, rule, regulation or other requirement or guideline issued by a Governmental Authority; provided, however, that Law shall not include any Environmental Law.

          "Leased Real Property" shall mean the real property which is leased by the Seller and located at (i) 2800 W. Kingsley
Road, Garland, Texas 75046 and (ii) 2050 Forest Lane, Suite 220-
270, Garland, Texas  75042.

          "Legal Proceeding" shall mean any judicial, administrative or arbitral action, suit, proceeding (public or private), claim or governmental proceeding.

          "Liabilities" shall have the meaning set forth in
Section 2.3 hereof.

          "Lien" shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

          "Material Adverse Effect" shall mean any material adverse effect on, or any effect that results in a material adverse change in, the Purchased Assets as a whole or the business, financial condition, results of operations or liabilities of the Business as a whole.

          "Material Contracts" shall have the meaning set forth in Section 5.9 hereof.

          "Negative Adjustment" shall have the meaning set forth in Section 3.2(b) hereof.

          "Novation Agreements" shall have the meaning set forth in Section 13.2(b) hereof.

          "Order" shall mean any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

          "Pension Plan" shall mean the existing defined benefit pension plan covering the Employees.

          "Permit" shall mean any written approval, authorization, consent, exemption, franchise, license, permit, waiver, security clearance, certificate of occupancy or use, exception or variance granted by or any registration with any Person.

          "Permitted Encumbrances" shall mean (i) as reflected on the Financial Statements, with such changes in the amount thereof as may have occurred in the normal and ordinary course of business on or prior to the Closing Date; (ii) Liens for current Taxes not yet due and delinquent, being contested in good faith by appropriate proceedings or as to which adequate reserves have been established by a Seller; (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (iv) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (v) title to or any other interest in work-in-process or other tangible personal property used or held for use in the Business by any United States Governmental Authority under FAR Sections 52.232-16, 52.245-2(c), 52.245-5(c), 52.245.17,
52.245.18 or any clause of similar import, (vi) the interest of any United States Governmental Authority in technical data, computer software, and patents under the clauses pertaining thereto in any Government Contract relating to the Business,
(vii) the rights of the landlord in respect of the Leased Real Property, (viii) Liens or other rights of Governmental Authorities or other Persons in respect of property or assets delivered to the Seller for repair, maintenance or other improvements as described in Section 2.1(l) or (m), and (ix) such other imperfections in title, charges, easements, restrictions, and encumbrances that do not, individually or in the aggregate, have a Material Adverse Effect.

          "Person" shall mean any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental
Authority.

          "Positive Adjustment" shall have the meaning set forth in Section 3.2(b) hereof.
          "Preliminary Net Book Value" shall have the meaning set forth in Section 3.2(b) hereof.

          "Preliminary Purchase Price Adjustment" shall have the meaning set forth in Section 3.2(b) hereof.

          "Purchase Price" shall have the meaning set forth in
Section 3.1 hereof.

          "Purchased Assets" shall have the meaning set forth in
Section 2.1 hereof.

          "Purchaser" shall have the meaning set forth in the preamble hereto.

          "Purchaser Documents" shall have the meaning set forth in Section 6.2 hereof.

          "Purchaser Representatives" shall have the meaning set forth in Section 7.2 hereof.

          "Secured Receivables" shall have the meaning set forth in Section 9.8(a) hereof.

          "Security Agreement" shall have the meaning set forth in Section 9.8(a) hereof.

          "Seller" shall have the meaning set forth in the preamble hereto.

          "Seller Documents" shall have the meaning set forth in
Section 5.2 hereof.

          "Seller Maintenance Assets" shall have the meaning set forth in Section 2.1(m) hereof.

          "Straddle Period" shall mean any taxable period beginning prior to and ending after the Closing Date.

          "Subcontract" shall have the meaning set forth in
Section 12.2 hereof.

          "Subcontracted Contracts" shall have the meaning set forth in Section 12.2 hereof.

          "Subsidiary" shall mean, with respect to any Person, a corporation, partnership or other entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has or have
(i) a majority ownership in the equity thereof, (ii) the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors or other governing body of such entity, (iii) the title or function of general partner or the right to designate the Person having such title or function or (iv) control thereof.

          "Taxes" shall mean all taxes, charges, fees, levies or other similar assessments or liabilities (including, without limitation, income, receipts, ad valorem, value added, excise, property (whether real property or personal property), sales, transfer, occupation, service, stamp, use, licensing, withholding, employment or unemployment, payroll, share, capital, surplus, profits, franchise, occupational, net worth or other taxes) imposed by any tax authority, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions to tax.

          "Third Party Assets" shall have the meaning set forth in Section 2.1(l) hereof.

          "Threshold Amount" shall have the meaning set forth in
Section 14.4 hereof.

          "Transferred Employees" shall mean all Employees who accept offers of employment from the Purchaser on or after the Closing Date.

          "United States Governmental Authority" shall mean any government, any arbitration or mediation panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States or any domestic state, territory, possession, county, parish, town, township, village or municipality.

          "Varo Trademark Rights" shall mean (a) the name "Varo" and (b) the Varo logo.

          "WARN Act" shall have the meaning set forth in
Section 9.1(c) hereof.

          "Welfare Plan" shall have the meaning set forth in
Section 9.4 hereof.

          "Working Capital" shall have the meaning set forth in
Section 7.3 hereof.


                           ARTICLE II

                     ASSETS TO BE ACQUIRED

          2.1 Acquisition and Transfer of Assets. At the Closing, upon the terms and subject to the conditions hereinafter set forth, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all right, title and interest of the Seller in and to the Business, including, without limitation, in and to all of the assets, properties, rights, Contracts and claims employed exclusively in the Business (except as otherwise set forth in Section 2.2 hereof), wherever located, whether tangible or intangible, and all goodwill appertaining thereto, as the same shall exist as of the Closing. The assets, properties, rights, Contracts and claims to be purchased pursuant to this Agreement are hereinafter collectively referred to as the "Purchased Assets." The Purchased Assets shall include, without limitation, all right, title and interest of the Seller in and to the assets, properties, rights, Contracts and claims described in the following paragraphs (a) through (m) but in each case only to the extent exclusively used in, held for exclusive use in, or exclusively related to, the Business:

          (a) all furnishings, furniture, office supplies, vehicles, spare parts, tools, dies, machinery and equipment and other tangible personal property (collectively, the "Equipment");

          (b) all items of inventory, including, without limitation, raw materials, work-in-progress, finished goods, goods in transit, supplies, spare parts and samples;

          (c) all accounts receivable and all notes receivable (whether short-term or long-term) from third parties and all deposits with third parties, together with any unpaid interest accrued thereon from the respective obligors and any security or collateral therefor, including recoverable deposits (collectively, the "Accounts Receivable");

          (d) all right, title and interest of the Seller in the Leased Real Property, including all buildings located thereon, any of the fixtures attached thereto and any Permits relating thereto;

          (e) except as set forth in Section 2.2(f) hereof, all Intellectual Property, including the Varo Trademark Rights;

          (f) all marketing brochures and materials and other non-proprietary printed and written materials relating to the Seller's ownership of or operation of the Business that the Seller is not required by law to retain (of which the Seller may retain duplicates), and duplicates of any such materials that the Seller is required by law to retain;

          (g) all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with the operation of the Business or affecting the Equipment;

          (h) all Permits listed on Schedule 2.1(h) hereto held by the Seller and its Subsidiaries (to the extent permitted by applicable law to be transferred);

          (i) except as set forth in Section 2.2(k) and (h) hereof, all Contracts relating to the Business including, without limitation, those listed on Schedule 5.9 hereto;

          (j) all deferred and prepaid charges, sums and fees, other than in respect of Taxes and insurance premiums;

          (k) except as set forth in Section 2.2(j) hereof, all books, records, or other data relating to the Purchased Assets, the Business, or the Leased Real Property;

          (l) all Equipment, machinery, merchandise, parts, components, raw materials and supplies delivered to the Seller by any Person and which is in Seller's custody and control, for the purposes of repair, service, maintenance, upgrade, retooling or other improvement by Seller, and any deposits, Contracts, documents, specifications, Intellectual Property or other rights of Seller in connection therewith, all of the foregoing being referred to collectively, hereafter, as the "Third Party Assets"; and

          (m) any assets, inventory, Equipment, machinery, components or other properties of the Seller that are related to the Business and that have been delivered or transferred to any other Person for the purposes of repair, maintenance, upgrade, retooling or other improvement and any Contracts, documents, specifications, Intellectual Property or other rights of Seller in connection therewith, all of the foregoing being referred to collectively, hereafter, as the "Seller Maintenance Assets."

          The aforementioned Purchased Assets shall be sold, assigned, transferred, conveyed and delivered to the Purchaser, free and clear of all liabilities, indebtedness or Liens, of any kind, character or description whatsoever, other than Permitted Encumbrances, and such sale, assignment, transfer, conveyance and delivery shall be royalty-free, irrevocable and for the exclusive use of the Purchaser (except, in the case of Intellectual Property, as set forth in Schedule 5.10 hereto).

          2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 hereof, the Seller and the Purchaser expressly understand and agree that the Seller is not hereunder selling, assigning, transferring, conveying or delivering to the Purchaser the following assets, properties, rights, Contracts and claims (collectively, the "Excluded Assets"):

          (a) any issued and outstanding shares of capital stock of the Seller or its Subsidiaries;

          (b) the Charter, Bylaws, the corporate seal, minute books, stock books or other similar records relating to the corporate organization of the Seller;

          (c) cash, bank accounts, certificates of deposit, treasury bills, treasury notes and marketable securities;

          (d) except as otherwise specifically provided herein, pension or other funded employee benefit plan assets;

          (e)  any policy of insurance;

          (f) any of the Seller's right, title or interest in or to any item of Intellectual Property listed on Schedule 2.2(f) hereto;

          (g) all Accounts Receivable due and owing to the Seller from Imo or any of its Affiliates;

          (h) any Contracts set forth on Schedule 2.2(h) hereto and all Contracts that relate solely to the Excluded Assets or the Excluded Liabilities;
          (i) all prepaid insurance premiums and prepaid Taxes pertaining to the Business and all prepaid charges, sums and fees pertaining to any of the Excluded Assets or the Excluded Liabilities;

          (j) any books, records or other data relating to the Seller's ownership or operation of the Business (i) not located on the premises of the Business, (ii) proprietary to Imo or the Seller or (iii) required by applicable law to be retained by the Seller;

          (k) any of Seller's right, title and interest under any Contracts or Permits that are not transferable without consent (unless such consent has been obtained);

          (l) any claims for refunds or rebates of any previously paid taxes, levies or duties, including, without limitation, customs duties;

          (m) any rights and claims of the Seller (whether contingent or absolute, matured or unmatured and whether in tort, contract or otherwise) against any Person relating to the Business but not relating to any of the Purchased Assets
(including, without limitation, any Liens, judgments, causes of action and rights of recovery);

          (n)  the AIM-9 Claim;

          (o) any assets employed exclusively in the Business that are disposed of by the Seller in the usual and ordinary course of Business prior to the Closing; and

          (p)  the other assets listed on Schedule 2.2(p) hereto.

          2.3 Assumed Liabilities. At Closing, the Purchaser shall assume and agree to pay, perform and discharge all debts, claims, liabilities, obligations, damages and expenses (collectively, the "Liabilities") of the Seller of every kind and nature, whether known, unknown, contingent, absolute, determined, undetermined or indeterminable on the Closing Date and whether incurred or accruing prior to, on or after the Closing Date, to the extent relating to or arising from the operation of the Business including, without limitation, all Liabilities of the Seller with respect to the Contracts being transferred to the Purchaser hereunder and the Subcontracted Contracts (to the extent that such Liabilities remain unsatisfied or are required to be performed on or after the Closing Date), all Environmental Liabilities resulting from the ownership, operation or use of the Business or the Purchased Assets on or after the Closing Date, and, to the extent set forth in Article IX hereof, all Liabilities with respect to Transferred Employees and other Employees to whom rights are granted pursuant to Section 9.1(a) hereof (collectively, the "Assumed Liabilities"); provided, however, that such Assumed Liabilities shall not include any Liabilities to the extent that the same are covered by insurance with respect to the Business, the Leased Real Property, the Purchased Assets or the Excluded Assets under policies maintained for the benefit of the Seller prior to the Closing Date pursuant to which insurance proceeds are or have been paid on behalf of the Seller; and provided, further, that the Seller hereby covenants and agrees that it will not take any action or fail to take any action from and after the date hereof up to and including the Closing Date that would result in any cancellation of, give rise to any default under or result in any breach of the terms of any such insurance policies or otherwise cause any of such policies not to remain in full force and effect through the Closing Date.

          2.4 Excluded Liabilities. Notwithstanding anything to the contrary contained in Section 2.3 hereof, the Seller and the Purchaser expressly understand and agree that the Purchaser shall not assume or become liable for any of the following Liabilities of the Seller (collectively, the "Excluded Liabilities"):

          (a) Liabilities for Taxes to be borne by the Seller pursuant to Article X;

          (b) Liabilities arising out of any action or omission by the Seller prior to the Closing Date in connection with the performance of any Contract relating to the Business;

          (c) (i) Environmental Liabilities resulting from the ownership, operation or use of the Business, the Leased Real Property, or the Purchased Assets or in connection with any activity relating to any Hazardous Material prior to the Closing Date under Environmental Laws in effect as of the Closing Date and (ii) Environmental Liabilities resulting from the ownership, operation or use of the Excluded Assets; and

          (d)  any other Liability of the Seller described in
Schedule 2.4(d) hereto.

          2.5  Cancellation of Permits, Bonds and Guarantees.

          (a) Following the Closing, to the extent permitted by law, the Seller shall have the right to cancel any Permit or any bond, guarantee or undertaking by the Seller applicable to the Business or the Purchased Assets to the extent such is not assigned or transferred to the Purchaser pursuant to Section 2.1 hereof. The failure of the Seller to cancel any Permit, bond, guarantee or undertaking shall not affect the respective rights, obligations, liabilities and indemnification of the Seller and the Purchaser under this Agreement.

          (b) The Purchaser shall assume, or promptly reimburse the Seller for, all costs associated with the assignment or transfer of all Permits related to the Business and the costs of all bonds related to the Business which, in either case, cannot be canceled for as long as they remain outstanding.


                          ARTICLE III

                         PURCHASE PRICE

          3.1 Purchase Price and Payment. The aggregate purchase price to be paid by the Purchaser to the Seller for the Purchased Assets and the Assumed Liabilities shall be $11,000,000 (the "Purchase Price"), subject to adjustment as provided in
Section 3.2 hereof. Payment of the Purchase Price shall be in United States dollars and shall be made no later than 11:30 a.m. (New York City time) on the Closing Date by wire transfer of immediately available funds to the account or accounts designated by the Seller.

          3.2  Purchase Price Adjustment.

          (a) On the Closing Date, the Seller shall deliver to the Purchaser a balance sheet for the Business as of the last day of the month immediately preceding the Closing Date (the "Closing Balance Sheet"), which shall include a computation of the Preliminary Purchase Price Adjustment (as hereinafter defined) for the Business as of the last day of the month immediately preceding the Closing Date. The Closing Balance Sheet shall be prepared by the Seller on a basis consistent with the Initial Balance Sheet.

          (b) The "Preliminary Purchase Price Adjustment" for the Business shall be the amount (if any) by which the Closing Net Book Value is greater than $13,000,000 ("Positive Adjustment") or less than $12,000,000 ("Negative Adjustment").
As used herein, "Closing Net Book Value" shall mean the total net book value of the Purchased Assets less the total of the Assumed Liabilities, as reflected on the Closing Balance Sheet.

          (c) The Purchaser shall have a period of 30 days to review the Closing Balance Sheet and the calculation of the Preliminary Purchase Price Adjustment following the Closing. During such period, the Seller shall afford the Purchaser and its accountants access to any of its books, records and work papers necessary to enable the Purchaser and its accountants to review the Closing Balance Sheet and the calculation of the Preliminary Purchase Price Adjustment. The Purchaser may dispute any amounts reflected in the Preliminary Purchase Price Adjustment by giving notice in writing to the Seller specifying each of the disputed items and setting forth in reasonable detail the basis for such dispute; provided, however, that the Purchaser may only dispute the calculation of the Preliminary Purchase Price Adjustment to the extent that the aggregate of all items in dispute would increase any Positive Adjustment or Negative Adjustment by more than $50,000. Failure by the Purchaser to dispute the amounts reflected in the Preliminary Purchase Price Adjustment within 30 days of delivery of the Closing Balance Sheet by the Seller shall be deemed an acquiescence therein by the Purchaser. If within 30 days after delivery by the Purchaser to the Seller of any notice of dispute, the Purchaser and the Seller are unable to resolve all of such disputed items, then any remaining items in dispute shall be submitted to Ernst & Young LLP (the "Arbitrator"). The Arbitrator shall determine the remaining disputed items and report to the Seller and the Purchaser upon such items. The Arbitrator's decision shall be final, conclusive and binding on all parties. The fees and disbursements of the Arbitrator shall be borne equally by the Purchaser and the Seller. The Preliminary Purchase Price Adjustment, if undisputed or deemed undisputed or as revised in accordance with the procedure outlined above, shall be the "Final Purchase Price Adjustment."

          (d) If the Final Purchase Price Adjustment is a Positive Adjustment then the Purchase Price shall be increased by the amount of the Final Purchase Price Adjustment and the Purchaser shall promptly pay to the Seller an amount in cash equal to such Final Purchase Price Adjustment, with interest from the Closing Date computed at the prime rate announced from time to time by Citibank N.A., as in effect from time to time.

          (e) If the Final Purchase Price Adjustment is a Negative Adjustment then the Purchase Price shall be decreased by the amount of the Final Purchase Price Adjustment and the Seller shall promptly pay to the Buyer an amount in cash equal to such Final Purchase Price Adjustment, with interest from the Closing Date computed at the prime rate announced from time to time by Citibank N.A., as in effect from time to time.

          3.3 Interim Period Cash Adjustment. For the period from the date of the Closing Balance Sheet until the Closing Date (the "Interim Period"), the Seller shall maintain a current register of all Cash Transactions of the Business, as adjusted for Excluded Assets and Excluded Liabilities in accordance with Sections 2.2 and 2.4 hereof. At the Closing, Seller shall provide a copy of the register of Cash Transactions, together with a report summarizing all cash activity of the Business for the Interim Period, as adjusted for Excluded Assets and Excluded Liabilities in accordance with Sections 2.2 and 2.4 hereof.
Based upon the report, (i) if the cash receipts exceed cash expenditures during the Interim Period, the Seller shall pay the Purchaser the difference at the Closing; and (ii) if the cash expenditures exceed the cash receipts during the Interim Period, the Purchaser shall pay the Seller the difference at the Closing.

          3.4 Allocation of Purchase Price. The Purchaser and the Seller shall negotiate in good faith to reach an agreement, as soon as practicable following the Closing Date, as to the proper allocation of the Purchase Price among the Purchased Assets. The parties further agree to file all tax returns and reports (including IRS Form 8594) in a manner consistent with such agreed allocation.

                           ARTICLE IV

                          THE CLOSING

          4.1 Closing Date. The Closing shall take place at the offices of Baker & Botts, L.L.P., 2001 Ross Avenue, Dallas, Texas at 9:00 a.m., on the fifth business day after the conditions set forth in Articles XI and XII hereof have been satisfied, or at such other place and at such other time and date as may be mutually agreed upon by the Purchaser and the Seller.

          4.2 Proceedings at the Closing. All proceedings to be taken and all documents to be executed and delivered by the Seller in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Purchaser and its counsel. All proceedings to be taken and all documents to be executed and delivered by the Purchaser in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Seller and its counsel. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no proceedings shall be deemed to have been taken nor any documents executed or delivered until all have been taken, executed and delivered.

          4.3 Deliveries by the Seller to the Purchaser. At the Closing, the Seller shall deliver, or shall cause to be delivered, to the Purchaser the following:

          (a) a duly executed bill of sale and assignment, substantially in the form of Exhibit B;

          (b) duly executed instruments of assignment of the Intellectual Property included in the Purchased Assets;

          (c) such other (i) duly executed bills of sale, general conveyances, endorsements, assignments and other good and sufficient documents and instruments of sale, assignment, transfer and conveyance and (ii) releases, termination statements and other documents and instruments as are sufficient to eliminate and extinguish all Liens (other than Permitted Encumbrances) on any of the Purchased Assets, in each case as the Purchaser may reasonably request in order more effectively to vest in the Purchaser all right, title and interest in and to the Purchased Assets free and clear of all Liens (other than Permitted Encumbrances);

          (d) the certificate referred to in Section 11.1(c) hereof signed by a duly authorized officer of the Seller;

          (e) the opinion of counsel for the Seller referred to in Section 11.3 hereof;

          (f)  the Closing Balance Sheet;

          (g) the register of Cash Transactions and report referred to in Section 3.3 hereof;

          (h)  a receipt for the Purchase Price;

          (i) the duly executed Subcontract referred to in Sections 12.2 and 13.2(c) hereof;

          (j) the duly executed Security Agreement referred to in Section 9.8(a) hereof;

          (k) duly executed UCC-1 financing statements with respect to the Secured Receivables;
          (l) termination statements on Form UCC-3 (or any other required form) with respect to any security interest of Citicorp in any of the Purchased Assets; and

          (m) revised Schedules to this Agreement to provide information current as of the Closing Date (or the latest practicable date prior thereto) with respect to the matters set forth therein.

          4.4 Deliveries by the Purchaser to the Seller. At the Closing, the Purchaser shall deliver, or shall cause to be delivered, to the Seller the following:

          (a) a duly executed Undertaking and Assumption, substantially in the form of Exhibit C.

          (b) immediately available funds in the amount of the Purchase Price, by wire transfer as provided in Section 3.1 hereof;

          (c) the certificate referred to in Section 12.1(c) hereof signed by a duly authorized officer of the Purchaser;

          (d) the duly executed Subcontract referred to in Sections 12.2 and 13.2(c) hereof;

          (e) the duly executed Security Agreement referred to in Section 9.8(a) hereof;

          (f) the opinion of counsel for the Purchaser referred to in Section 12.4 hereof; and

          (g) a written release executed by the Purchaser whereby the Purchaser discharges and releases Imo from all current or future liability, claim or other obligation arising under this Agreement or the transactions contemplated hereby or out of the operation of the Business by the Purchaser or otherwise.



                           ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF THE SELLER

          The Seller hereby represents and warrants to the Purchaser as follows:

          5.1 Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to carry on its business as presently conducted by it. The Seller is duly licensed, qualified and authorized to do business and is in good standing in the states set forth on Schedule 5.1 hereto, which are the only jurisdictions where the Seller is required to be so qualified or licensed. Copies of the Seller's Charter and By-laws, as amended to the date of this Agreement, have been delivered to the Purchaser and are correct and complete as of such date.

          5.2 Corporate Authority; No Violation. The Seller has the corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate to be executed by the Seller in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by the Seller being hereinafter referred to collectively as the "Seller Documents"), and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by the Seller of this Agreement and each of the Seller Documents have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly executed and delivered by the Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 5.2 hereto, none of the execution and delivery by the Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the Charter or Bylaws of the Seller, (ii) conflict with, violate, result in the breach or termination of, or constitute a default under, any Material Contract or Order relating to the Business to which the Seller is a party or by which it or any of the Purchased Assets is bound or subject, (iii) constitute a violation of any Law applicable to the Seller or (iv) result in the creation of any Lien (other than any Lien in favor of the Purchaser) upon any of the Purchased Assets, except, in each case, for conflicts, breaches, violations, terminations, defaults or Liens that, individually or in the aggregate, would not materially hinder or impair the transactions contemplated hereby or have a Material Adverse Effect.

          5.3 Title to Assets Other than Leased Real Property and Intellectual Property.
          (a) The Seller (i) owns and has good and valid title to or, (ii) in the case of leased properties, has a valid leasehold interest in, or (iii) in the case of the Third Party Assets set forth on Schedule 5.3(a)(iii) has custody and control over (for the purpose of performing repairs, service, maintenance, upgrading, retooling or other improvements thereto): all of the Purchased Assets (other than the Leased Real Property and the Intellectual Property), including all of such Purchased Assets reflected on the Financial Statements, except Purchased Assets disposed of in the ordinary course of business after June 30, 1996. The Seller holds title to all of the Purchased Assets (other than the Third Party Assets, the Leased Real Property and the Intellectual Property listed on Schedule 2.2(f)) free and clear of all Liens other than Liens set forth on Schedule 5.3(a)(iv) hereto (which will be extinguished as of the Closing) and Permitted Encumbrances.

          (b) Notwithstanding the fact that on the Closing Date the Seller may not have physical possession and control of the Seller Maintenance Assets, the Seller owns and has good and valid title to all of the Seller Maintenance Assets set forth on
Schedule 5.3(b) (except for Seller Maintenance Assets disposed of in the ordinary course of business since August 31, 1996), free and clear of all Liens other than Permitted Encumbrances.

          5.4 Title to Leased Real Property. The Seller has a valid leasehold interest in the Leased Real Property free and clear of all Liens other than Permitted Encumbrances. A complete and correct copy of each lease currently in effect with respect to the Leased Real Property has been furnished to the Purchaser.

          5.5 Consents. No consent, waiver, approval, or authorization of, declaration or filing with, or notification to, any Person is required on the part of the Seller in connection with the execution and delivery by the Seller of this Agreement or the Seller Documents, or the compliance by the Seller with any of the provisions hereof or thereof, except (i) as set forth on
Schedule 5.5 hereto, (ii) the novation of the Government Contracts pursuant to Sections 13.2 and 13.3 hereof, and (iii consents, waivers, approvals or authorizations with respect to any Contract involving the payment to or from the Seller or one of its Subsidiaries of amounts not in excess of $250,000 per year or a term not in excess of one year.

          5.6 Permits. The Seller has, and on the Closing Date will have, all environmental, land use and any other Permits or governmental authorizations necessary for the conduct of the Business, the ownership of the Purchased Assets or the use of the Leased Real Property and any operations or activities currently conducted thereon. A list of all such Permits is set forth on
Schedule 5.6 hereto.

          5.7 Financial Statements. The balance sheet and the statement of income of the Business as of, and for the six months ended, June 30, 1996, are attached hereto as Schedule 5.7 (collectively, the "Financial Statements"). The Financial Statements have been prepared in a manner consistent with past practices and present fairly the financial position and results of operations of the Business at the date and for the period indicated (except as set forth in Schedule 5.7).

          5.8 Absence of Certain Developments. Except as set forth on Schedule 5.8 hereto or as disclosed in another Schedule to this Agreement or in a document referred to in any such Schedule, since June 30, 1996, the Seller has operated the Business in the ordinary course consistent with past practice and there has been no Material Adverse Effect.

          5.9 Material Contracts. Schedule 5.9 hereto contains a true and complete list (as of August 31, 1996) of each written Contract (other than purchase orders in the ordinary course of business) included in the Purchased Assets or related to the Business to which the Seller or one of its Subsidiaries is a party, involving the payment to or from the Seller or one of its Subsidiaries of amounts in excess of $250,000 per year and a term in excess of one year (collectively, the "Material Contracts"). Except as disclosed in Schedule 5.9 hereto, to the best of the Seller's knowledge, it is not in default under any of the Material Contracts.

          5.10 Intellectual Property. Schedule 5.10 hereto sets forth a list of the registered patents and trademarks constituting Intellectual Property that are included in the Purchased Assets. Except as set forth on Schedule 5.10 hereto, each item of Intellectual Property listed on such Schedule as being owned by the Seller or its Subsidiaries or otherwise included in the Purchased Assets is, to the best of the Seller's knowledge, owned by the Seller or such Subsidiaries free and clear of any and all Liens (other than Permitted Encumbrances) and, to the best of the Seller's knowledge, no other Person has any claim of ownership with respect thereto. Except as set forth on Schedule 5.10 hereto, the Seller has, to the best of the Seller's knowledge, adequate licenses or other valid rights to use each item of Intellectual Property included in the Purchased Assets which it does not own and which is material to the conduct of the Business as presently conducted. To the best of the Seller's knowledge, the Seller's use of the foregoing Intellectual Property does not conflict with, infringe upon, violate or interfere with any Intellectual Property or rights therein of any other Person.

          5.11 Taxes.

          (a) To the best of the Seller's knowledge, the Seller has (i) timely filed all material returns and reports relating to Taxes that are required to be filed on or before the Closing Date by the Seller and (ii) paid all Taxes that are shown to be due and payable on such returns.

          (b)  There are no Liens for Taxes upon the Purchased
Assets or the Business (except for Taxes not yet due and payable).

          (c) Except as set forth on Schedule 5.11(c) hereof, to the best of the Seller's knowledge, there are no pending or threatened disputes with any tax authority concerning Taxes of the Seller relating to the Business or the Purchased Assets.

          (d) The Seller is not a party to any written consent with any tax authority to extend the period for assessment or collection of any Taxes, or, except as set forth on Schedule 5.11(d) hereof, to any written agreement with any tax authority concerning liability for Taxes, which relate to the Purchased Assets or the Business.

          (e) The Seller is not a party to any written tax sharing or tax benefit agreement which relates to Taxes with respect to the Purchased Assets or the Business.

          (f) The Seller is not a foreign Person within the meaning of Section 1445(b)(2) of the Code.

          (g) The Seller has properly withheld from the salaries, wages and other compensation paid to its officers and employees, and has paid to the appropriate federal, state or local taxing authorities all amounts required to be withheld therefrom, under applicable laws, rules or regulations.

          5.12 Employee Benefits.

          (a) Schedule 5.12(a) hereto lists each "employee benefit plan," as defined in Section 3(3) of ERISA, of the Seller that is currently in effect covering any Employee or former
Employee of the Business (an "Employee Benefit Plan").

          (b) Schedule 5.12(b) hereto lists each employment or severance Contract, each plan or arrangement providing for insurance coverage, severance, termination or similar coverage and all written compensation policies and practices maintained by the Seller covering any Employee or former Employee of the Business and that is not an Employee Benefit Plan (a "Benefit Arrangement"). A copy of each Benefit Arrangement has been provided by the Seller to the Purchaser.

          (c)  Schedule 5.12(c) hereto lists (as of August 31,
1996) the name and title of each of the Employees.

          (d) Neither the Seller nor any entity required to be aggregated therewith pursuant to section 414(b) or (c) of the Code has incurred or could reasonably be expected to incur any material liability under (i) Title IV of ERISA (other than for retirement benefits or Pension Benefit Guaranty Corporation insurance premiums, in either or both cases payable in the ordinary course) or (ii) section 401(a)(29), 412(f) or 412(n) of the Code.

          5.13 Litigation; Compliance With Law. Except as set forth on Schedule 5.13 hereto, there is no Legal Proceeding or Environmental Claim pending or, to the best of the Seller's knowledge, threatened (i) against the Seller in connection with the operation of the Business or the use of the Leased Real Property that is not covered by insurance and if determined adversely would have a Material Adverse Effect or result in Damages in excess of $50,000, with respect to any such Legal Proceeding or Environmental Claim, or $500,000, with respect to all such Legal Proceedings and Environmental Claims in the aggregate; (ii) that seeks to enjoin, or obtain Damages in respect of, the consummation of the transactions contemplated hereby; (iii) that questions the validity of this Agreement, any of the Seller Documents or any action taken or to be taken by the Seller in connection with the consummation of the transactions contemplated hereby or thereby or (iv) that alleges any noncompliance by the Seller with any Law of the United States or Order of a United States Governmental Authority other than Legal Proceedings or Environmental Claims that are immaterial in nature or that would not, in the aggregate, have a Material Adverse Effect. There are no material Orders, penalties or fines issued by any Governmental Authority against any of the Purchased Assets or the Business or the Leased Real Property.

          5.14 Receivables. All of the Accounts Receivable reflected on the Initial Balance Sheet are valid claims and arose from bona fide transactions in the ordinary course of business consistent with past practice.

          5.15 Inventory. All finished goods contained in the inventory of the Business reflected on the Initial Balance Sheet are of a quality saleable in the ordinary course of Business at prevailing market conditions, subject to applicable reserves recorded in the Initial Balance Sheet.

          5.16 Assets Necessary to Conduct the Business. Except as set forth on Schedule 5.16 hereto, the Purchased Assets comprise all of the assets necessary to operate the Business as presently operated in all material respects.

          5.17 Work in Process. All work in process and materials comprising part of the Purchased Assets are, in all material respects, of a quality consistent with the production of the intended final end product.

          5.18 Environmental Matters. Except as otherwise disclosed on Schedule 5.18:

          (a)  The Business, the Leased Real Property and the
Purchased Assets currently are in compliance in all material respects with all applicable Environmental Laws;

          (b) The Business has obtained all material Permits of any Governmental Authority that currently are required under any applicable Environmental Law;

          (c) The Seller has not received written notice from any Person of any unresolved violation or pending or threatened Legal Proceeding or any Environmental Claim relating to the Business, the Leased Real Property or the Purchased Assets under any applicable Environmental Law;

          (d) The Seller has not received written notice from any Person of any removal, remediation or cleanup obligation under any applicable Environmental Law with respect to any of the Purchased Assets, the Business or the Leased Real Property;

          (e) None of the operations of the Business is conducted on property that is located on the National Priorities List of the United States Environmental Protection Agency, the Comprehensive Environmental Response Compensation and Liability and Information System, the Resource Conservation and Recovery Information System or any similar list maintained by any state environmental agency;

          (f) The Seller has not filed or otherwise provided any notice under any federal, state or local law indicating past or present treatment, storage or disposal of Hazardous Materials that would require a treatment, storage or disposal permit under RCRA or a similar state Environmental Law;

          (g) The Business does not own or operate any underground storage tanks and there are no such tanks present at the Leased Real Property; and

          (h) The Seller has not generated, stored, transported, treated, disposed of or arranged for the disposal of any Hazardous Material in violation of any Environmental Law.

          Other than the representations set forth in this
Section 5.18, the Seller does not make any representation or warranty about the Seller's compliance with or obligations or liabilities under any Environmental Law.

          5.19 Brokers. Other than CS First Boston, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller in connection with the negotiations relating to or the transactions contemplated by this Agreement and no Person other than CS First Boston is entitled to any fee, commission or like payment in respect thereof based in any way on any Contract made by or on behalf of the Seller. The Seller acknowledges that it is responsible for the payment of the fees of CS First Boston in connection with the transactions contemplated by this Agreement.

          5.20 Insurance Coverage. All of the insurance covering the Business, the Purchased Assets, the Excluded Assets and the Leased Real Property has been obtained by Imo and there are no insurance policies relating exclusively to the Business. All insurance policies maintained by Imo which include coverage for the Purchased Assets, the Business, the Excluded Assets and the Leased Real Property cover such damage, loss, liabilities, claims and risks, and are in such amounts, as is customary in the industry in which the Business operates and such amounts for property damage are (subject to the deductibles contained in such policies) at least equal to the fair market value of the insured property. A list of all such policies is set forth in Schedule
5.20. All of such insurance policies are and will be in full force and effect in accordance with their terms at all times up to and including the Closing Date, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder.

          5.21 Labor Matters.

          (a) There are no collective bargaining agreements in effect for any of Seller's employees;

          (b) There are no pending or, to the Seller's knowledge, threatened actions or proceedings to obtain recognition of any collective bargaining unit on behalf of Seller's employees; and

          (c) There are no pending or, to the Seller's knowledge, no threatened enforcement actions against the Seller before the National Labor Relations Board or any state labor enforcement agency.

                           ARTICLE VI

        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser hereby represents and warrants to the Seller that:

          6.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as presently conducted by it.

          6.2 Authority; No Violation. The Purchaser has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate to be executed by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by the Purchaser being hereinafter referred to collectively as the "Purchaser Documents") and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document has been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). None of the execution and delivery by the Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Purchaser with any of the provisions hereof or thereof, will (i) conflict with, or result in the breach of, any provision of the Charter or Bylaws of the Purchaser, (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any Contract or Order to which the Purchaser is a party or by which it or any of its properties or assets is bound or subject, or
(iii) constitute a violation of any law applicable to the Purchaser, except, in each case, for such conflicts, breaches, violations, terminations or defaults that, individually or in the aggregate, would not materially hinder or impair the transactions contemplated hereby.

          6.3 Consents. No consent, waiver, approval, Order, Permit or authorization of, declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by the Purchaser with any of the provisions hereof or thereof.

          6.4 Availability of Funds. The Purchaser has available, or will obtain prior to the Closing Date, sufficient funds to enable it to consummate the transactions contemplated by this Agreement. On the date hereof, the Purchaser has furnished to the Seller true and correct copies of the balance sheets and income statements of the Purchaser and its Affiliates as of, and for the year ended December 31, 1995. As soon as possible after the date hereof, and in any event no later than September 30, 1996, the Purchaser shall deliver to the Seller true and correct copies of the balance sheets and income statements for the Purchaser and its Affiliates as of, and for the six months ended, June 30, 1996.

          6.5 Litigation. There is no Legal Proceeding pending or, to the best of the Purchaser's knowledge, threatened, that seeks to enjoin, or obtain damages in respect of, the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, the Purchaser Documents or any action taken or to be taken by the Purchaser in connection with the consummation of the transactions contemplated hereby or thereby.

          6.6 Brokers. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the negotiations relating to or the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any Contract made by or on behalf of the Purchaser.


                          ARTICLE VII

                    COVENANTS OF THE SELLER

          From and after the date hereof and until the Closing, the Seller hereby covenants and agrees with the Purchaser that:

          7.1 Cooperation. The Seller shall use its best efforts to take, or cause to be taken, all actions necessary or advisable in order for it to fulfill its obligations hereunder and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof.

          7.2 Access to Documents; Opportunity to Ask Questions. The Seller shall provide the Purchaser with such information as the Purchaser from time to time may reasonably request with respect to the Business, and shall permit the Purchaser and any of its directors, officers, employees, counsel, representatives, accountants and auditors (collectively, the "Purchaser Representatives") reasonable access, during normal business hours and upon reasonable prior notice, to the properties, corporate records and books of accounts of the Business, as the Purchaser from time to time may reasonably request; provided, however, that the Seller shall not be obligated to provide the Purchaser with any information the provision of which may be prohibited by law or contractual obligation. Without limiting the foregoing, the Purchaser shall have the right to conduct, at its own expense, a Phase I environmental assessment (provided, however, that, without the prior written approval of the Seller, the assessment shall not involve the collection or analysis of any samples) and the Seller shall provide the Purchaser reasonable access to the Seller's insurance manager or broker for the purposes of reviewing the Seller's current insurance policies relating to the Business and determining the insurance needs of the Business from and after the Closing. No disclosure by the Seller whatsoever during any investigation by the Purchaser shall constitute an enlargement of or additional warranty or representation of the Seller beyond those expressly set forth in this Agreement. All information and access obtained by the Purchaser in connection with the transactions contemplated by this Agreement shall be subject to the terms and conditions of the letter agreement relating to confidentiality, dated as of November 10, 1995, between Imo and Technical Systems Incorporated (the "Confidentiality Agreement").

          7.3  Conduct of Business.

          (a) Except as otherwise may be contemplated by this Agreement, required by any of the documents listed in the Schedules hereto or as the Purchaser otherwise may consent to in writing (which consent shall not be unreasonably withheld), the Seller shall cause the Business to be operated in the ordinary course consistent with past practice and shall use its best efforts consistent with past practice to (i) preserve the present business operations, organization and goodwill of the Business,
(ii) keep available the services of the present employees of the Business, (iii) preserve the present relationships with Persons having business dealing(s) with the Business, (iv) maintain all of the assets and properties of the Business in their current condition, normal wear and tear excepted, (v) maintain insurance in such amounts and of such kinds as is comparable to that in effect on the date hereof (with insurers of substantially the same or better financial condition) and (vi) without the prior written consent of the Purchaser, shall not allow the value of the net inventory to exceed $12,000,000 or allow the Working Capital of the Business to be less than $5,500,000. For purposes of this section Working Capital shall mean the current assets of the Business less current liabilities of the Business, as adjusted for excluded assets and liabilities in accordance with Sections 2.2 and 2.4 hereof.

          (b) Except as otherwise may be contemplated by this Agreement, required by any of the documents listed in the Schedules hereto or as the Purchaser otherwise may consent to in writing (which consent shall not be unreasonably withheld), the Seller shall not do any of the following:

               (i) (A) increase the rate of compensation payable or to become payable to any of the employees or agents of the Business other than in the ordinary course of business, (B) amend in any material respect any bonus, stock option, stock purchase, profit-sharing, deferred compensation, pension, retirement or other similar plan or arrangement to or in respect of any such employee or agent, other than in the ordinary course of business and as may be required to maintain compliance with ERISA and/or the Code or (C) enter into any new, or amend in any material respect any existing, employment, severance or consulting agreement, sales agency or other Contract with respect to the performance of personal services for the Business, other than in the ordinary course of business and as may be required to maintain compliance with ERISA and/or the Code;

               (ii) (A) incur or become subject to, or agree to incur or become subject to, any material obligation or liability (contingent or otherwise) relating to the Business, except (x) normal trade or business obligations (including Contracts) incurred in the ordinary course of business and consistent with past practice and (y) obligations under Contracts listed on any Schedule to this Agreement, (B) sell, assign, transfer, convey, lease or otherwise dispose of any of the Purchased Assets, other than (x) sales of inventory of the Business in the ordinary course of business and
          (y) transactions not exceeding $100,000 in the aggregate, (C) cancel or compromise any material debt or claim or waive or release any material right relating to the Business or the Purchased Assets, except for adjustments or settlements made in the ordinary course of business consistent with past practice or (D) acquire any material assets relating to the Business other than in the ordinary course of business consistent with past practice.

          7.4 Consents and Conditions. As soon as practicable following the satisfaction or waiver of the condition set forth in Section 11.6 hereof, the Seller shall use its best efforts to obtain all approvals, consents or waivers from all Persons necessary to assign to the Purchaser all of the Seller's interest in the Purchased Assets or any claim, right or benefit arising thereunder or resulting therefrom (each, an "Interest"); provided, however, that in no event shall the Seller be obligated to pay any consideration therefor to the third party from whom such approval, consent or waiver is requested or release any right, benefit or claim in order to obtain such approval, consent or waiver.

          7.5 Confidentiality. The Seller and its Affiliates will hold and keep strictly confidential (and will not disclose to any Person or use):

          (a) any information, documents or materials provided to the Seller or any of its Affiliates or any of their representatives by or on behalf of the Purchaser or any of its Affiliates in connection with the transactions contemplated hereby; and

          (b) after the Closing, any information regarding the Purchased Assets, the Assumed Liabilities or the Business; provided that this Section 7.5 shall not apply to the following:
(i) information which is publicly available at the time of disclosure (through no act of the Seller or any of its Affiliates), (ii) information which is disclosed to the Seller or an Affiliate of the Seller by a third party which did not disclose it in violation of a duty of confidentiality, (iii) use of information to perform the Seller's obligations hereunder,
(iv) use of information in pursuit of the AIM-9 Claim or (v) disclosures which are required to be made by the Seller or any of its Affiliates under legal process by subpoena or other court order or other applicable laws or regulations, or which are requested by the Purchaser or any of its Affiliates. As used in this Section 3.4, "Affiliates" includes Affiliates as of the date hereof and future Affiliates.

          7.6 Non-Solicitation. From the Closing Date and for a period of two years thereafter, the Seller agrees that neither the Seller nor any of its current or future Affiliates will (for their own account or for the account of any other Person) solicit any then current employees of the Business or any then current employees of the Purchaser or of its then Affiliates or otherwise induce (or attempt to cause) any such employee to leave such employment. Without limiting the rights of the Purchaser to pursue any remedies, the parties agree that damages are not an adequate remedy for a breach of this Section 7.6 and that the obligations of the Seller may be specifically enforced.


                          ARTICLE VIII

                   COVENANTS OF THE PURCHASER

          From and after the date hereof, and until the Closing
Date, the Purchaser hereby covenants and agrees with the Seller that:

          8.1 Cooperation. The Purchaser shall use its best efforts to take, or cause to be taken, all actions necessary or advisable in order for it to fulfill its obligations hereunder and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof.

          8.2 Confidentiality. The Purchaser shall comply with the terms of the Confidentiality Agreement.

          8.3 Consents and Conditions. The Purchaser shall use its best efforts to obtain all approvals, consents or waivers from all Persons necessary to assign to the Purchaser all of the Seller's interest in the Purchased Assets or any claim, right or benefit arising thereunder or resulting therefrom as soon as practicable; provided, however, that in no event shall the Purchaser be obligated to pay any consideration therefor to the third party from whom such approval, consent or waiver is requested or release any right, benefit or claim in order to obtain such approval, consent or waiver.

          8.4 Permits, Bonds and Guarantees. As of the Closing, the Purchaser shall obtain all Permits required by any Governmental Authority with respect to the operation of the Business or the ownership or operation of the Purchased Assets without any guaranty or liability of Imo or the Seller with respect thereto; provided, however, that, as provided in
Section 2.1 hereof, the Seller shall assign, transfer or convey to the Purchaser at the Closing those Permits described in
Schedule 5.6 hereto that are held by the Seller exclusively in connection with the Business, the Leased Property or the Purchased Assets and that can be assigned without having to obtain the consent of any Governmental Authority with respect thereto.

          8.5 Financing. The Purchaser shall use its best efforts to obtain all financing necessary to deliver the Purchase Price in accordance with Section 3.1 hereof. The Purchaser shall provide to the Seller, on a timely basis, (i) copies of all offering documents distributed or made available to investors, potential investors or financial institutions in connection with the solicitation of such financing and (ii) bi-weekly status reports describing the Purchaser's efforts to obtain such financing.


                           ARTICLE IX

                      ADDITIONAL COVENANTS

          9.1  Offer of Employment.

          (a) The Purchaser shall offer employment as of the Closing Date to each Employee in the same position and location and, in each case, at a rate of pay at least equal to such Employee's rate of pay in effect, and with such benefits as shall be substantially similar to those maintained by the Purchaser for its similarly situated employees at its manufacturing facilities located in Decatur, Alabama, except for severance policies, which will be maintained in accordance with Seller's existing severance policies; provided, however, that in the event an Employee rejects the Purchaser's offer of employment and therefore does not become a Transferred Employee, the Purchaser hereby agrees to pay to each such Employee the severance benefit, if any, to which such Employee becomes entitled under the Seller's severance plan with respect to the termination of employment of such Employee by the Seller, in effect, on the business day immediately preceding the Closing Date. The Purchaser shall deliver to the Seller a true and complete list of all Transferred Employees as of the Closing Date. The Purchaser shall be solely responsible for all compensation accruing or to be paid on or after the Closing Date with respect to the Transferred Employees, for any compensation with respect to which there are accruals on the Closing Balance Sheet and for all employment and withholding tax obligations with respect to such compensation.

          (b) The Seller shall provide to the Purchaser a statement of all accrued entitlements for Employees, including, without limitation, vacation days, wages and other compensation consistent with the Benefit Arrangements.

          (c) During the sixty day period from and after the Closing Date, the Purchaser shall not: (i) permanently or temporarily shut down a Facility if the shutdown results in an employment loss during any thirty day period at the Facility for fifty or more employees, excluding any part-time employees; and
(ii) lay off more than thirty-three percent of the active employees, and no more than forty-nine employees, excluding part-time employees, at any Facility. For purposes of this Subsection 9.1(c), the term "Facility" shall mean a "single site of employment" and/or an "operating unit" as those terms are defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act"). The term "employment loss" shall have the meaning ascribed to it in the WARN Act. It is intended by this Subsection 9.1(c) that the Purchaser assume any and all Liabilities under the WARN Act arising out of this transaction.

          9.2 Employment and Other Agreements. The Purchaser agrees to assume all of the rights and obligations of the Seller under all employment agreements or consulting agreements applicable to the Transferred Employees and which are in effect on the business day immediately preceding the Closing Date and which were disclosed (and copies of which were provided to the Purchaser pursuant to Section 5.12(b)), except for any consulting employment agreement between the Seller and Ed Jackson.

          9.3 Employee Benefit Plans and Benefit Arrangements. Effective on the Closing Date, the Seller shall amend the Employee Benefit Plans and Benefit Arrangements so that no Employees are thereafter eligible to participate therein, except as otherwise required by law. In addition, effective as of the Closing Date, each Pension Plan or 401(k) plan of Imo or Seller that covers any of the Transferred Employees shall be amended by Imo and/or the Seller, as the case may be, to provide that the benefits accrued thereunder as of the Closing Date by the Transferred Employees shall be fully vested without regard to their years of service.

          9.4 Welfare Plans. The Purchaser shall be liable for all claims made (regardless of when incurred) on or after the Closing Date by any Transferred Employee under any Employee Benefit Plan that is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA (a "Welfare Plan").

          9.5 Credited Service. From and after the Closing, the Purchaser shall credit to the Transferred Employees for all purposes under all benefit plans, benefit arrangements and compensation policies and practices of the Purchaser, all previous service recognized by the Seller for such Transferred Employees and disclosed to the Purchaser under the Employee Benefit Plans and Benefit Arrangements on the business day immediately preceding the Closing Date.

          9.6 Liabilities Excluded. Except as otherwise provided in this Article IX, it is expressly agreed that the Purchaser shall not be responsible for, and the Assumed Liabilities shall not include, any obligation, duty or liability with respect to any Benefit Arrangements or Employee Benefit Plans, practices, policies or arrangements of the Seller under which benefits (including, without limitation, any pension benefits) were provided to Employees during the period prior to the Closing.

          9.7  Assignment of Contract Payments.

          (a) Prior to the Closing, the Seller shall assign to Citicorp USA, Inc. ("Citicorp"), as agent for the Seller's secured creditors, all moneys due or to become due under the AIM-9 Contract. The Purchaser and the Seller shall take all steps necessary to continue (i) the assignment to Citicorp until the payment in full of all amounts to be paid by the contracting parties under the AIM-9 Contract and (ii) the remaining assignment until consummation of the novation agreements for the Subcontracted Contracts.

          (b) The Seller will send written instructions, in form and substance satisfactory to the Purchaser, to all account debtors party to the Subcontracted Contracts (other than the AIM-9 Contract), including, without limitation, the United States Government, directing each of them to make payment on all receivables due in respect of such Subcontracted Contracts directly to the financial institution designated by the Purchaser.

          (c) The Seller hereby covenants and agrees that from and after the Closing, when and if it receives any payments relating to the Subcontracted Contracts (other than the AIM-9 Contract), it shall hold the same in trust for the Purchaser, shall segregate such amounts from all other assets or funds and shall, as soon as practicable, transfer such amounts directly to the Purchaser.

          (d) The Purchaser hereby covenants and agrees that from and after the Closing, when and if it receives any payments relating to the AIM-9 Contract (including, without limitation, any payments relating to the AIM-9 Claim but excluding any payments received by the Purchaser from Varo pursuant to Section
13.5 hereof), it shall hold the same in trust for Citicorp, shall segregate such amounts from all other assets or funds and shall, as soon as practicable, transfer such amounts directly to Citicorp.

          (e) On or prior to the Closing Date, the Seller shall grant to the Purchaser a limited power of attorney to make such changes and amendments in the terms of the Subcontracted Contracts, in the name of Varo, Inc., as may be necessary or desirable in order to assure that the Purchaser receives all economic benefits of the Subcontracted Contracts as described herein.

          9.8  Grant of Security Interest.

          (a) As security for the obligations of the Seller under this Agreement and the Subcontract and until the earlier of
(i) the date when full and complete assignments of all of the Subcontracted Contracts have been made to the Purchaser, or novations have been made in respect of the Government Contracts, and (ii) the date on which all obligations to be performed under the Subcontracted Contracts on the part of the Seller or the Purchaser pursuant to the Subcontract shall have been performed, satisfied and discharged in full, the Seller shall, on or prior to the Closing Date, grant to the Purchaser or a financial institution designated by it a security interest in all of its right, title and interest in and to all of the accounts receivable and all other amounts payable to the Seller by the contract obligors in respect of each of the Subcontracted Contracts (other than the AIM-9 Contract) and all proceeds thereof and income therefrom (collectively, the "Secured Receivables") pursuant to a security agreement in a form reasonably satisfactory to the parties hereto (the "Security Agreement").

          (b) On the Closing Date, the Seller shall execute and deliver to the Purchaser, and hereby authorizes the Purchaser at or after the Closing to file in all appropriate locations and jurisdictions, UCC financing statements and any other related documents or instruments and to give any notices necessary or desirable to perfect the Lien of the Purchaser in the Secured Receivables. The Seller hereby confirms that it is the intention of this Agreement that the Purchaser or a financial institution designated by it have a first priority perfected security interest in the Secured Receivables and all rights and benefits appertaining thereto or intended to be conferred thereunder on the Closing Date.


                           ARTICLE X

                          TAX MATTERS

          Except for Taxes included in the Assumed Liabilities, the Seller shall be liable for (a) all Taxes that are imposed on or connected with the Purchased Assets or the Business for any taxable period ending on or before the Closing Date, including, without limitation, any sales and use taxes relating to the period from January 1989 to and including the Closing Date that may be imposed by the State of Texas, (b) 50% of all transfer Taxes, sales and use Taxes, and similar Taxes relating to the transfer of the Purchased Assets and the Business, (c) the portion, determined as described below, of any Taxes that are imposed on or connected with the Purchased Assets or the Business for any Straddle Period which is allocable to the period ending on or before the Closing Date, and (d) all income Taxes (including franchise Taxes and excise Taxes which are measured by reference to net income) directly imposed on the Seller on account of the transfer of the Purchased Assets or the Business. The Purchaser shall be liable for (a) all Taxes that are imposed on or connected with the Purchased Assets or the Business for any taxable period beginning on or after the Closing Date, (b) the portion of any Taxes that are imposed on or connected with the Purchased Assets or the Business for any Straddle Period other than the portion for which the Seller is liable under clause (c) of the preceding sentence, (c) 50% of all transfer Taxes, sales and use Taxes and similar Taxes relating to the transfer of the Purchased Assets and the Business (but not including any of the Taxes described in clause (d) of the preceding sentence), and (d) all Taxes that are included in the Assumed Liabilities. The determination of the portion of any Taxes imposed on or connected with the Purchased Assets or the Business for the Straddle Period which is allocable to the period ending on or before the Closing Date shall be made, in the case of ad valorem, property or similar Taxes, by allocating such Taxes on a per diem basis and, in the case of all other Taxes, by assuming that the period ending on or before the Closing Date constitutes a separate taxable period and by taking into account the actual taxable events occurring during such period.


                           ARTICLE XI

      CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS

          The obligation of the Purchaser to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction (or waiver by the Purchaser) of the following conditions:

          11.1 Representations, Warranties and Covenants.
          (a) Each of the representations and warranties of the Seller contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, it being understood that to the extent that such representations and warranties were made as of a specified date the same shall continue on the Closing Date to be true and correct in all material respects as of such specified date.

          (b) The Seller shall have performed and complied, in all material respects, with the covenants and provisions of this Agreement required to be performed or complied with by it at or prior to the Closing Date.

          (c) The Purchaser shall have received a certificate of the Seller, dated as of the Closing Date and signed by an officer of the Seller, certifying as to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this Section 11.1.

          11.2 No Prohibition.  No Law or Order of any
Governmental Authority shall be in effect that prohibits the Purchaser from consummating the transactions contemplated hereby.

          11.3 Opinion of Seller's Counsel. The Purchaser shall have received an opinion of counsel for the Seller, dated the Closing Date, substantially in the form attached hereto as Exhibit D.

          11.4 Delivery of Documents. The Seller shall have, or shall cause to be, executed and delivered to the Purchaser at the Closing each of the items set forth in Section 4.3.

          11.5 Consents. The Seller shall have obtained all of the consents, waivers, approvals and authorizations listed on
Schedule 5.5 hereto.

          11.6 Financing. The Purchaser shall have obtained all financing necessary in order to consummate the transactions contemplated hereby.


                          ARTICLE XII

        CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS

          The obligation of the Seller to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction (or waiver by the Seller) of the following conditions:

          12.1 Representations, Warranties and Covenants.

          (a) Each of the representations and warranties of the Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, it being understood that to the extent that such representations and warranties were made as of a specified date the same shall continue on the Closing Date to be true and correct in all material respects as of such specified date.

          (b) The Purchaser shall have performed and complied in all material respects with the covenants and provisions in this Agreement required to be performed or complied with by it at or prior to the Closing Date.

          (c) The Seller shall have received a certificate of the Purchaser, dated as of the Closing Date and signed by an officer of the Purchaser, certifying as to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this Section 12.1.

          12.2 Subcontract. The Seller and the Purchaser shall have entered into a subcontract (the "Subcontract") in accordance with Section 13.2(c) with respect to the performance of all Government Contracts that relate to the Business and are included among the Purchased Assets and all other Contracts for the delivery of goods or services by the Seller that relate to the Business and are included among the Purchased Assets (collectively, such Government Contracts and other Contracts are referred to herein as the "Subcontracted Contracts"). Without limiting the generality of the foregoing, Schedule 12.2 contains a list of those Government Contracts and other Contracts that, as of August 27, 1996, would have constituted the Subcontracted Contracts. The Subcontract shall confer on the Purchaser (i) the responsibility for the performance of the corresponding prime Government Contracts and the other Subcontracted Contracts and
(ii) all of the economic benefits, except for the AIM-9 Contract, of the corresponding prime Government Contracts and the other Subcontracted Contracts until the earlier to occur of (a) novation or complete assignment of or (b) the satisfaction of all obligations under and the payment in full of all amounts payable under, such corresponding prime Government Contracts and the other Subcontracted Contracts, as the case may be. All consents, if any, of the United States government or a department or agency thereof to the entering into of such Subcontract as may be required shall have been obtained.

          12.3 No Prohibition.  No Law or Order of any
Governmental Authority shall be in effect that prohibits the Seller from consummating the transactions contemplated hereby.

          12.4 Opinion of the Purchaser's Counsel. The Seller shall have received an opinion of counsel for the Purchaser, dated the Closing Date, substantially in the form attached hereto as Exhibit E.

          12.5 Delivery of Documents. The Purchaser shall have executed and delivered to the Seller at the Closing each of the items set forth in Section 4.4.

          12.6 Consents. The Seller shall have obtained all of the consents, waivers, approvals and authorizations listed on
Schedule 5.5 hereto.


                          ARTICLE XIII

               ADDITIONAL POST-CLOSING COVENANTS

          13.1 Further Assurances.

          (a) From time to time following the Closing Date, each of the Seller and the Purchaser shall, at its sole cost and expense, at the reasonable request of the other party, execute and deliver such other and further instruments of sale, assignment, assumption, transfer and conveyance and take such other and further action as such other party may reasonably request in order to vest in the Purchaser, and put the Purchaser in possession of, the Purchased Assets and to transfer to the Purchaser all Contracts and rights of the Seller relating to the Purchased Assets and assure to the Purchaser the benefits thereof, and to give effect to the Purchaser's assumption of the Assumed Liabilities.

          (b) To the extent any of the approvals, consents or waivers referred to in Section 7.4 hereof have not been obtained by the Seller as of the Closing Date, the Seller's only obligation with respect thereto shall be to use its reasonable efforts to do the following:

               (i)  cooperate with the Purchaser in any
          reasonable and lawful arrangements designed to provide the benefits of such Interest to the Purchaser as long as the Purchaser fully cooperates with the Seller in such arrangements and promptly reimburses the Seller, upon written demand by the Seller, for all payments, charges or other liabilities made or suffered by the Seller in connection therewith; and

               (ii) enforce, at the request of the Purchaser and at the expense and for the account of the Purchaser, any and all rights of the Seller arising from such Interest against such issuer or grantor thereof or the other party or parties thereto (including the right to elect to terminate such Interest in accordance with the terms thereof upon the written advice of the Purchaser).

To the extent that the Seller enters into lawful arrangements designed to provide the benefits of any Interest as set forth in clause (b)(i) above, such Interest shall be deemed to have been assigned to the Purchaser for purposes of Section 2.1 hereof.

          (c) Following the Closing Date, the Purchaser shall use the Equipment and other Purchased Assets to perform, on behalf of the Seller, each Contract with a Governmental Authority that relates to the Business and each Subcontracted Contract and shall, except as otherwise provided herein, be entitled to receive any and all sums payable to the Seller thereunder.

          (d) As soon as practicable following the Closing Date, the Purchaser shall take or cause to be taken, any and all actions necessary to cause to be issued any and all letters of credit necessary to the operation of the Business.

          13.2 Assignments; Novations.

          (a) The Seller shall use commercially reasonable efforts to effect, if necessary, the transfer or assignment of all licenses, registrations, permits or other documents pertaining to the Business that were issued by a Governmental Authority under the authority of the Export Control Laws.

          (b) The Seller and the Purchaser shall cooperate fully with each other and shall use all reasonable efforts to obtain the novation of all Government Contracts that relate to the Business, including obtaining a novation agreement or agreements with the United States Government in accordance with FAR Section
42.1204 ("Novation Agreements"), and the Purchaser hereby agrees expeditiously to take all reasonable steps to obtain approval of all required Novation Agreements. Nothing in this Agreement, however, shall require the Seller or the Purchaser to offer or pay any consideration or concession for any such Novation Agreement not contained in the model form set forth in FAR
Section 42.1204(e).

          (c) With respect to each Subcontracted Contract that relates to the Business, the performance obligations of the Seller thereunder shall be subcontracted to the Purchaser until such Subcontracted Contract has been novated, assigned in full to the Purchaser or the obligations and duties thereunder shall have been satisfied and discharged in full. The Purchaser, as a subcontractor or delegate, shall perform such Subcontracted Contract and the Seller shall cooperate to cause the other party or parties to the Subcontracted Contract to promptly pay to the Purchaser or its designee all amounts received by the Seller as a result of performance by the Purchaser of such Subcontracted Contract (except the AIM-9 Contract). Prior to the complete assignment or novation of each such Subcontracted Contract to the Purchaser, the Seller, as the contracting party, shall take such timely action as is reasonably necessary to allow the Purchaser to perform such Subcontracted Contract and to protect any rights that may exist or accrue under such Subcontracted Contract until it is fully assigned or novated. In connection therewith, the Purchaser is authorized to act as agent on behalf of the Seller for purposes of performing and administering each such Subcontracted Contract during the period after the Closing until such Subcontracted Contract is fully assigned or novated to the Purchaser; provided, however, that such authority to act as agent shall not authorize the Purchaser to settle or compromise claims under such Subcontracted Contract where such claims are not Purchased Assets or Assumed Liabilities. Prior to the date the Subcontract becomes effective, the Seller shall deliver to the Purchaser a full, complete and correct copy of the Seller's contract file for each Subcontracted Contract. The Purchaser shall indemnify and hold the Seller and its directors, officers, employees, affiliates, agents and assigns harmless from any loss that directly results from any action or omission of the Purchaser in connection with the performance or administration by the Purchaser, as contemplated by this Section 13.2, of any Subcontracted Contract during the period after the Closing until all obligations under such Subcontracted Contract have been fully performed or satisfied in full.

          (d) Effective upon the complete assignment or novation of a Subcontracted Contract to the Purchaser, the Subcontracted Contract shall be assumed by the Purchaser; provided, that the Seller shall reimburse the Purchaser for any monetary benefit received by the Seller (net of any actual out-of-pocket costs of the Seller in connection with such Subcontracted Contract and any payments made by the Seller under Section 13.2(c)) that would have accrued to the Purchaser had the Subcontracted Contract been fully assigned or novated as of the Closing Date. Any subcontract or other delegation except the assignments of money due or to become due under the Subcontracted Contracts which the Seller and the Purchaser have theretofore entered into or agreed upon in respect of such Subcontracted Contract shall be terminated as of the effective date of such complete assignment and assumption or novation agreement.

          (e) The Seller and the Purchaser shall cooperate with each other to preserve all bids, quotations and proposals made in the ordinary course of the Business by the Seller and to facilitate the award of the Contract related thereto consistent with applicable legal requirements. With respect to any contracts awarded to the Seller pursuant to such bids, quotations and proposals (i) the right to all payments thereunder shall be deemed to be assigned by the Seller to the Purchaser, the schedule to the Subcontract shall be amended to identify such Contract as a contract covered thereby, and the Seller shall assign to the financial institution designated by the Purchaser all moneys due or to become due thereunder and (ii) the performance obligations related thereto shall be deemed to be assumed by the Purchaser and, in the case of Contracts with the United States government, shall be governed by this Section 13.2.

          13.3 Provisions Relating to Certain Assets.

          (a) To the extent that a Contract (including, without limitation, a Government Contract) or other asset that is included within the definition of "Purchased Assets", or any Interest, is not capable of being sold, assigned, transferred, subcontracted or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third Person (including a Governmental Authority), and such approval, consent or waiver has not been obtained prior to the Closing, or if such sale, assignment, transfer or conveyance or attempted sale, assignment, transfer or conveyance would constitute a breach thereof or a violation of any Law, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted sale, assignment, transfer or conveyance thereof.

          (b) Anything in this Agreement to the contrary notwithstanding, subject to Section 8.4, the Seller is not obligated to sell, assign, transfer or convey to the Purchaser any of its rights or obligations in or to any of the Interests without first obtaining all necessary approvals, consents or waivers. The Seller shall cooperate with the Purchaser to obtain all approvals, consents or waivers necessary to convey to the Purchaser each such Interest other than Government Contracts requiring novation, which are governed by Section 13.2, as soon as practicable; provided, however, that neither the Seller nor the Purchaser shall be obligated to offer or pay any consideration or concession therefor to the third party from whom such approval, consent or waiver is requested. The failure by the Seller to obtain any such approval, consent or waiver necessary to convey any Interest to the Purchaser shall not affect the obligations of the parties to close hereunder; provided that the Seller agrees to use reasonable efforts to cause the economic benefit of such Interest to be furnished to the Purchaser.

          (c) To the extent any of the approvals, consents or waivers necessary to convey any Interest other than Government Contracts requiring novation, which are governed by Section 13.2, to the Purchaser have not been obtained by the Seller as of the Closing or to the extent any Interest cannot be transferred to the Purchaser by the Closing, the Seller shall, during the remaining term of such Interest, use commercially reasonable efforts, to (1) at the request of the Purchaser, cooperate with the Purchaser to obtain the consent of any such third party; provided, however, that neither the Seller nor the Purchaser shall be obligated to offer or pay any consideration to any Person, (2) at the request of the Purchaser, cooperate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Interest to the Purchaser, (3) enforce, at the request of the Purchaser and at the expense and for the account of the Purchaser, any rights of the Seller arising from such Interest against the issuer thereof or the other party or parties thereto (including the rights to elect to terminate any such Interest in accordance with the terms thereof upon the request of the Purchaser). To the extent that the Seller enters into lawful arrangements reasonably satisfactory to the Purchaser designed to provide the benefits of any such Interest to the Purchaser as set forth in clauses (1) and (2) above, such Interest shall be deemed to have been conveyed to the Purchaser for the purposes of this Agreement.

          13.4 Use of Transferred Employees. The Purchaser understands and acknowledges that, after the Closing Date, Imo or the Seller may require the assistance or participation of its former employees who are employed by the Purchaser after Closing in locating and obtaining records and files maintained by the Purchaser and in the anticipation of, or preparation for, ongoing investigations and actions, including, without limitation, the AIM-9 Claim, or existing or future litigation, arbitration, administration or tax-related matters. To the extent that such former employees of Imo or the Seller are employed by the Purchaser, Imo or the Seller may, at the Seller's expense, have reasonable access to such employees upon the following terms and conditions:

          (a) The Seller shall give the Purchaser notice of the necessity to utilize specified employees prior to the date on which Imo or the Seller is requesting the assistance or participation of such employees; provided, however, it is understood and agreed that, under certain special circumstances, it may be impractical for Imo or the Seller to comply with the requirement for prior notice contained in this Section 13.4(a), in which event the Purchaser will not unreasonably withhold from the Seller access to such employees in such circumstances;

          (b) The Seller shall reimburse the Purchaser for all out-of-pocket expenses incurred by each such employee and shall reimburse the Purchaser for all wages paid by the Purchaser to each such employee relating to the time period during which Imo or the Seller has retained the assistance of such employee as provided herein; and

          (c) To the extent any such employee is utilized by Imo or the Seller for more than twenty business days during any calendar year, the Seller shall, in addition to the reimbursement called for by Section 13.4(b) above, pay to the Purchaser all other costs to the Purchaser of having such employee away from his occupation with the Purchaser, as shall reasonably be agreed to by the Seller and the Purchaser.

          13.5 AIM-9 Warranty. Subject to the terms and conditions specified in this Section 13.5, the Purchaser covenants and agrees to perform all warranty work as required by the government under the AIM-9 Contract. The Seller agrees to
(i) reimburse the Purchaser for all AIM-9 Warranty Costs and (ii) to pay to the Purchaser an additional 15% of such AIM-9 Warranty Costs so reimbursed. The Purchaser shall provide the Seller a detailed invoice for all AIM-9 Warranty Costs. The Seller shall have a period of 30 days following receipt of such invoice to review the Purchaser's records and files relating to such AIM-9 Warranty Costs, and the Purchaser shall make such records and files available to the Seller and its representatives upon the request of the Seller. The Seller may dispute any amounts reflected in such invoice by giving notice in writing to the Purchaser specifying each of the disputed items and setting forth in reasonable detail the basis for such dispute. Failure by the Seller to dispute the amounts reflected in any such invoice within 30 days of delivery of such invoice shall be deemed an acquiescence therein by the Seller. If within 40 days after delivery by the Purchaser to the Seller of any notice of dispute, the Purchaser and the Seller are unable to resolve all of such disputed items, then any remaining items in dispute shall be submitted to the Arbitrator. The Arbitrator shall determine the remaining disputed items and report to the Seller and the Purchaser upon such items. The Arbitrator's decision shall be final, conclusive and binding on all parties. The fees and disbursements of the Arbitrator shall be borne equally by the Purchaser and the Seller.

          13.6 Provisions Relating to Certain Excluded Assets. The Purchaser shall promptly pay over to the Seller in full any amounts received by the Purchaser that relate to the Excluded Assets, including, without limitation, any amounts received in connection with the AIM-9 Claim. Furthermore, the Purchaser hereby consents to the Seller's and Imo's pursuit of the AIM-9 Claim in the name of Varo Inc., but for Imo's benefit and at Imo's expense. Notwithstanding any other provision of this Agreement, the Purchaser hereby authorizes Imo and the Seller to take all action in the name of Varo Inc. reasonably necessary or appropriate for these purposes, including, without limitation, the submission and certification of documents, appeals or pleadings in connection with the AIM-9 Claim.

          13.7 Public Announcements. Neither the Seller (nor any of its Affiliates) nor the Purchaser (nor any of its Affiliates) shall make any public statement, including, without limitation, any press release, with respect to this Agreement or the transactions contemplated hereby, without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as may be required by law.

          13.8 Joint Post-Closing Covenant of the Seller and the Purchaser. The Seller and the Purchaser jointly covenant and agree that, from and after the Closing Date, the Seller and the Purchaser will cooperate with each other in defending or prosecuting any action, suit, proceeding, investigation or audit of the other relating to (a) the preparation and audit of the Seller's and the Purchaser's tax returns for all periods up to and including the Closing Date, (b) any audit of the Purchaser and/or the Seller with respect to the sales, transfer and similar Taxes imposed by the laws of any state relating to the transactions contemplated by this Agreement and (c) the performance of any Contract including without limitation any Government Contract or other Subcontracted Contract. In furtherance hereof, the Purchaser and the Seller further covenant and agree to respond to all reasonable inquiries related to such matters and to provide, to the extent possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith.

          13.9 Books and Records; Personnel. For a period of seven years following the Closing Date (or such longer period as may be required by any Governmental Authority or ongoing Legal
Proceeding):

          (a) The Purchaser shall not dispose of or destroy any of the business records and files of the Business. If the Purchaser wishes to dispose of or destroy such records and files after that time, it shall first give 30 days' prior written notice to the Seller and the Seller shall have the right, at its option and expense, upon prior written notice to the Purchaser within such 30 day period, to take possession of the records and files within 60 days after the date of the Seller's notice to the Purchaser.

          (b) The Purchaser shall allow the Seller and its representatives reasonable access to all business records and files of the Business which are transferred to the Purchaser in connection herewith, during regular business hours and upon reasonable notice at the Purchaser's principal place of business or at any location where such records are stored, and the Seller shall have the right, at its own expense, to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of the Purchaser's business or operations.

          (c) The Purchaser shall make available to the Seller and its representatives, upon written request and at the Seller's expense (i) the Purchaser's personnel to assist the Seller in locating and obtaining records and files maintained by the Purchaser and (ii) any of the Purchaser's personnel previously in the Seller's employ whose assistance or participation is reasonably required by the Seller in anticipation of, or preparation for, existing or future litigation, arbitration, administrative proceeding, tax return preparation or other matters in which the Seller or any of its Affiliates is involved and which is related to the Business.

          13.10 Actions Regarding Subcontracted Contracts. The Seller hereby agrees that so long as any of the Subcontracted Contracts remains in effect and not in default, it shall not take any action or fail to take any action in connection with the Subcontracted Contracts that would impair or diminish, in any way, its rights thereunder or the rights of the Purchaser hereunder or under the subcontract in respect of the Subcontracted Contracts. For purposes of this Section 13.10, a Subcontracted Contract shall be deemed to be "in default" if the Purchaser has received a written notice from the applicable contracting officer that it is in default in respect of one or more of its obligations under such Subcontracted Contract, that the Purchaser has failed to cure the default(s) alleged in said notice, and that the time for the Purchaser to cure the default or challenge the default notice has lapsed. In no event shall the existence of a default under any individual Subcontracted Contract permit the Seller to exercise rights in or to payments under other Subcontracted Contracts which are not in default.

                          ARTICLE XIV
              INDEMNIFICATION AND RELATED MATTERS

          14.1 Indemnification by the Seller. Subject to the provisions of this Article XIV, the Seller agrees to indemnify and hold the Purchaser harmless from and against all Damages resulting from or arising out of:

          (a) the failure of any of the representations and warranties contained in Article V of this Agreement to have been true in all material respects when made and as of the Closing Date, it being understood that to the extent that any of such representations and warranties were made as of a specified date the same shall apply only to the failure of such representations and warranties to be true in all material respects as of such specified date;

          (b) the failure of the Seller to comply in all material respects with any of the covenants contained in this Agreement that are required to be performed by the Seller;

          (c)  the Excluded Liabilities and the Excluded Assets;

          (d) any claims of Transferred Employees in connection with the Pension Plan arising prior to the Closing Date; and

          (e) any claims made prior to the Closing Date under a Welfare Plan.

          14.2 Indemnification by the Purchaser. Subject to the provisions of this Article XIV and in addition to the indemnification obligations of the Purchaser set forth in Section 13.2, the Purchaser agrees to indemnify and hold the Seller harmless from and against all Damages resulting from or arising out of:

          (a) the failure of any of the representations and warranties contained in Article VI of this Agreement to have been true in all material respects when made and as of the Closing Date, it being understood that to the extent that any of such representations and warranties were made as of a specified date the same shall apply only to the failure of such representations and warranties to be true in all material respects as of such specified date;

          (b) the failure of the Purchaser to comply in all material respects with any of the covenants contained in this Agreement that are required to be performed by the Purchaser;

          (c)  the Assumed Liabilities;

          (d) the operation of the Business or ownership of the Purchased Assets on or after the Closing Date including, without limitation, the failure of the Purchaser to perform its obligations under any Contract relating to the Business;

          (e) subject to Section 9.1(a), any claims of Transferred Employees arising out of their employment with the Purchaser or under any Law relating to the termination of such Transferred Employee's employment by the Purchaser arising on or after the Closing Date; and

          (f) any obligation under any lease relating to the Leased Real Property arising on or after the Closing Date.

          14.3 Determination of Damages and Related Matters. In calculating any amount payable to the Purchaser pursuant to
Section 14.1 or payable to the Seller pursuant to Section 14.2, the Seller or the Purchaser, as the case may be, shall receive a credit for (i) any tax benefit allowable as a result of the facts giving rise to the claim for indemnification and (ii) any insurance recoveries, and no amount shall be included for the Purchaser's or Imo's and the Seller's, as the case may be, special, consequential or punitive damages. The Seller and the Purchaser agree that, except as specifically set forth in this Agreement, no party (including its representatives) has made or shall have liability for any representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement, including, in the case of the Seller and its representatives, any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business. The Purchaser acknowledges and agrees that the Purchaser and the Purchaser Representatives have the experience and knowledge to evaluate the business, financial condition, assets and liabilities of the Business, that the Purchaser and the Purchaser Representatives have had access to such of the information and documents referred to in Article V and to such of the real property, fixtures and tangible personal property of the Business as the Purchaser and the Purchaser Representatives shall have requested to see and/or review, that the Purchaser and the Purchaser Representatives have had a full opportunity to meet with appropriate management and employees of the Seller and its Subsidiaries to discuss the Business and the Purchased Assets; and that, in determining to acquire the Purchased Assets, the Purchaser has made its own investigation into, and based thereon the Purchaser has formed an independent judgment concerning, the Purchased Assets and the Business. It is therefore expressly understood and agreed that, except as otherwise expressly provided herein, the Purchaser accepts the condition of the Purchased Assets "AS IS, WHERE IS" and without any representation, warranty or guarantee, express or implied, as to merchantability, fitness for a particular purpose or otherwise as to the condition, size, extent, quantity, type or value of the Purchased Assets or the Business.

          14.4 Limitation on Indemnification Liabilities. The indemnification in favor of (i) the Purchaser contained in
Section 14.1 hereof and (ii) the Seller contained in Section 14.2 hereof (a) shall not be effective until the aggregate dollar amount of all Damages indemnified against under such Section 14.1 or 14.2 exceeds $100,000 (the "Threshold Amount"), and then only to the extent such aggregate amount exceeds the Threshold Amount and (b) shall terminate once the dollar amount of all Damages indemnified against under such Section 14.1 or 14.2 aggregates an amount equal to 25% of the Purchase Price.

          14.5 Survival of Representations, Warranties and Covenants. The parties hereto agree that the representations and warranties made in this Agreement and any indemnification with respect thereto shall survive for one year after the Closing Date. Claims for indemnification under Sections 14.1(b), (c),
(d) and (e), and under Sections 14.2(b), (c), (d) and (e), shall survive for three years after the Closing Date. Claims for indemnification under Section 14.2(f) shall survive for a period of three years after the expiration of any such lease relating to the Leased Real Property.

          14.6 Notice of Indemnification. In the event any Legal Proceeding or Environmental Claim shall be threatened or instituted or any claim or demand shall be asserted by any Person in respect of which payment may be sought by one party hereto from the other party hereto under the provisions of this Article XIV or for breach of any of the representations and warranties set forth herein, the party seeking indemnification (the "Indemnitee") shall promptly cause written notice of the assertion of any such claim of which it has knowledge which it reasonably believes to be covered by this indemnity to be forwarded to the other party (the "Indemnitor"), which notice must be received by the Indemnitor prior to the expiration of (i) one year after the Closing Date, in the case of any claim for indemnification referred to in the first sentence of Section 14.5, or (ii) three years after the Closing Date, in the case of any claim for indemnification referred to in the second sentence of Section 14.5. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnitor by reason of the claim.

          14.7 Indemnification Procedure for Third Party Claims. Except as otherwise provided herein, in the event of the initiation of any Legal Proceeding against an Indemnitee by a third party, the Indemnitor shall have the absolute right after the receipt of the notice provided for in Section 14.6, at its option and at its own expense, to be represented by counsel of its choice, and to defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any Damages indemnified against hereunder. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Legal Proceeding, claim or demand, including by providing any pertinent records, materials or information within their control as may be
reasonably required.   To the extent the Indemnitor elects not to
defend such Legal Proceeding, claim or demand, and the Indemnitee defends against or otherwise deals with any such Legal Proceeding, claim or demand, the Indemnitee may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. If the Indemnitee shall settle any such proceeding without the consent of the Indemnitor, the Indemnitee shall thereafter have no claim against the Indemnitor under this
Article XIV with respect to any Damages occasioned by such settlement.

          14.8 Consequential Damages. No party hereto shall have any liability for any punitive, exemplary, indirect or consequential damages, including without limitation lost profits or lost savings.

          14.9 Exclusive Remedy. The exclusive remedy available to a party hereto in respect of the matters arising in connection with the transactions contemplated by this Agreement, including without limitation the matters covered by Section 14.1 or Section
14.2 hereof, shall be to proceed in the manner and subject to the limitations contained in this Article XIV.


                           ARTICLE XV

                          TERMINATION

          15.1 Termination.  This Agreement may be terminated:

          (a) by the written agreement of the Purchaser and the Seller;

          (b) by either the Purchaser or the Seller if there shall be in effect a non-appealable Order of a court of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby;

          (c)  by the Seller if the condition set forth in
Section 11.6 is not satisfied on or before the date that is 60 days after the date of this Agreement; or

          (d) by either the Purchaser or the Seller if the Closing shall not have occurred on or before the date that is 90 days after the date of this Agreement.

          15.2 Liabilities After Termination. Upon any termination of this Agreement pursuant to Section 15.1 above, no party hereto shall thereafter have any further liability or obligation hereunder other than the Purchaser's obligations pursuant to Section 8.2 hereof, but no such termination shall relieve either party hereto of any liability to the other party hereto for any breach of this Agreement prior to the date of such termination.


                          ARTICLE XVI

                         MISCELLANEOUS

          16.1 Prorations. The Purchaser and the Seller hereby agree as follows with regard to prorations applicable to the consummation of the transactions contemplated hereby:

          (a) All operational expenses incurred directly in the operation of the Business, including, without limitation, utility bills, the expense of supplies, the expense of fuel, and the like, shall be prorated between the parties as of the Closing Date, and as of such date shall become the obligation and responsibility of the Purchaser;

          (b)  Prorations which are to be effected on the Closing
Date shall be made on the Closing Date or, if such prorations cannot reasonably be made as of the Closing Date, as soon thereafter as possible and "as of" the Closing Date;

          (c) All prepaid expenses shall be prorated between the parties as of the Closing Date; and

          (d) The Purchaser, as of the Closing Date, shall pay such amounts as may be required to replace all deposits held with the suppliers of utilities to the Business, and to assist the Seller as may be reasonably required in obtaining a return of such deposits put in place by the Seller as of the Closing Date.

          16.2 Waiver of Compliance with Bulk Transfer Laws.  The
Purchaser hereby waives compliance by the Seller with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated hereby.

          16.3 Entire Agreement. This Agreement (together with the Schedules and Exhibits attached hereto) contains, and is intended as, a complete statement of all of the terms and the arrangements between the parties hereto with respect to the matters provided for herein, and supersedes any and all previous agreements and understandings between the parties hereto with respect to such matters.

          16.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of law principles thereof, and controlling United States federal law.

          16.5 Expenses. Each of the parties hereto shall bear its own expenses (including, without limitation, fees and disbursements of its counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

          16.6 Table of Contents and Headings; Certain
Construction Rules. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

          16.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or four days after being mailed by registered mail, return receipt requested, to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):
          If to the Seller, to:

          IMO Industries Inc.
          1009 Lenox Drive, Bldg. 4 West
          P.O. Box 6550
          Lawrenceville, New Jersey 08648
          Telephone:     (609)  896-7600
          Facsimile:     (609)  896-7688
          Attention:     Thomas J. Bird, Esq.; Executive Vice President
                         and General Counsel

          with a copy to:

          Baker & Botts, L.L.P.
          The Warner
          1299 Pennsylvania Avenue, N.W.
          Washington, D.C.  20004-2400
          Telephone:     (202) 639-7700
          Facsimile:     (202) 639-7890
          Attention:     Daniel J. Riley, Esq.

          If to the Purchaser, to:

          Varo Acquisition Corp.
          307 East Shore Road
          Great Neck, New York  11020
          Telephone:     (506) 466-5210
          Facsimile:     (506) 773-4474
          Attention:     Richard Eisenberg, Esq.

          with a copy to:

          LeBoeuf, Lamb, Green & MacRae, L.L.P.
          125 West 55th Street
          New York, NY 10019-5389
          Telephone:     (212) 424-8000
          Facsimile:     (212) 424-8500
          Attention:     Peter A. Ivanick, Esq.



          16.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

          16.9 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and
their respective successors and assigns.   Nothing in this
Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without such required consent shall be void.

          16.10 Amendments. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference to this Agreement signed by each of the parties hereto.

          16.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                   VARO INC.


                                   By: /s/T. J. Bird
                                     Name:T. J. Bird
                                     Title:Executive VP, General Counsel &
                                           Secretary


                                   VARO ACQUISITION CORP.


                                   By: /s/Jacob Armon
                                     Name:Jacob Armon
                                     Title:President